UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 3)*

Under the Securities Exchange Act of 1934

LYONDELLBASELL INDUSTRIES N.V.

(Name of Issuer)

Ordinary Shares, par value €0.04

(Title of Class of Securities)

N53745100

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ACLF/Lyondell S.à r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Liquidity Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Liquidity Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ACLF Co-Invest/Lyondell S.à r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ACLF Co-Investment Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Alberta

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Liquidity Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Liquidity Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource Holdings Series III (Lux) S.à r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VII Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource XI (N), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource XI S.a r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Sand Holdings S.a r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VI (EH), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VI (EH-GP), Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. N53745100

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VII (EH), L.P.

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 0 ordinary shares

	19	Sole Dispositive Power

	20	Shared Dispositive Power 0 ordinary shares

21	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

23	Percent of Class Represented by Amount in Row (9) 0%

24	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

25	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VII (EH-GP), Ltd.

26	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

27	SEC Use Only

28	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	29	Sole Voting Power

	30	Shared Voting Power 0 ordinary shares

	31	Sole Dispositive Power

	32	Shared Dispositive Power 0 ordinary shares

33	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

34	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

35	Percent of Class Represented by Amount in Row (9) 0%

36	Type of Reporting Person (See Instructions) CO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIE Eurolux S.à r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Europe Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AEM GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Funding I Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Fund Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Operating LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Capital LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Stone Tower CDO II Ltd.

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 0 ordinary shares

	19	Sole Dispositive Power

	20	Shared Dispositive Power 0 ordinary shares

21	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

23	Percent of Class Represented by Amount in Row (9) 0%

24	Type of Reporting Person (See Instructions) CO

CUSIP No. N53745100

25	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Debt Advisors LLC

26	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

27	SEC Use Only

28	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	29	Sole Voting Power

	30	Shared Voting Power 0 ordinary shares

	31	Sole Dispositive Power

	32	Shared Dispositive Power 0 ordinary shares

33	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

34	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

35	Percent of Class Represented by Amount in Row (9) 0%

36	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

37	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ST Management Holdings LLC

38	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

39	SEC Use Only

40	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	41	Sole Voting Power

	42	Shared Voting Power 0 ordinary shares

	43	Sole Dispositive Power

	44	Shared Dispositive Power 0 ordinary shares

45	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

46	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

47	Percent of Class Represented by Amount in Row (9) 0%

48	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

49	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

50	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

51	SEC Use Only

52	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	53	Sole Voting Power

	54	Shared Voting Power 0 ordinary shares

	55	Sole Dispositive Power

	56	Shared Dispositive Power 0 ordinary shares

57	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

58	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

59	Percent of Class Represented by Amount in Row (9) 0%

60	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 956 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 956 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 956 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 956 ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 956 ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 956 ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer LyondellBasell Industries N.V.
(b)	Address of Issuer’s Principal Executive Offices 1 Berkeley Street Mayfair, London W1J8DJ United Kingdom

Item 2.
(a)

Name of Person Filing

This statement is filed by (i) ACLF/Lyondell S.à.r.l. (“ACLF/Lyondell”), (ii) Apollo Credit Liquidity Management, L.P. (“ACL Management”), (iii) Apollo Credit Liquidity Management GP, LLC (“ACL Management GP”), (iv) ACLF Co-Invest/Lyondell S.à.r.l. (“ACLF Co-Invest”), (v) ACLF Co-Investment Fund, L.P. (“ACLF Co-Investment Fund”), (vi) Apollo Credit Liquidity Advisors, L.P. (“ACL Advisors”), (vii) Apollo Credit Liquidity Capital Management, LLC (“ACL Capital Management”), (viii) Apollo Principal Holdings II, L.P. (“Principal II”), (ix) Apollo Principal Holdings II GP, LLC (“Principal II GP”), (x) LeverageSource Holdings Series III (Lux) S.à.r.l. (“LeverageSource Series III”), (xi) LeverageSource Management, LLC (“LeverageSource Management”), (xii) Apollo Management VII, L.P. (“Management VII”), (xiii) AIF VII Management, LLC (“AIF VII LLC”), (xiv) Apollo Management, L.P. (“Apollo Management”), (xv) Apollo Management GP, LLC (“Management GP”), (xvi) LeverageSource XI (N), L.P. (“LeverageSource N”), (xvii) LeverageSource XI S.à.r.l (“LS XI”), (xviii) Sand Holdings, S.à.r.l (“Sand Holdings”), (xix) LeverageSource Holdings, L.P. (“LS Holdings”), (xx) LeverageSource Holdings GP, LLC (“LeverageSource Holdings GP”), (xxi) LeverageSource, L.P. (“LeverageSource LP”), (xxii) Apollo Advisors VI (EH), L.P. (“Advisors VI (EH)”), (xxiii) Apollo Advisors VI (EH-GP), Ltd. (“Advisors VI (EH-GP)”), (xxiv) Apollo Advisors VII (EH), L.P. (“Advisors VII (EH)”), (xxv) Apollo Advisors VII (EH-GP), Ltd. (“Advisors VII (EH-GP)”), (xxvi) Apollo Principal Holdings III, L.P. (“Principal III”), (xxvii) Apollo Principal Holdings III GP, Ltd. (“Principal III GP”), (xxviii) AIE Eurolux S.à.r.l. (“AIE Eurolux”), (xxix) Apollo Europe Management, L.P. (“Apollo Europe”), (xxx) AEM GP, LLC (“AEM GP”), (xxxi) Apollo Credit Funding I Ltd. (“Apollo CF I”), (xxxii) Apollo ST Fund Management LLC (“Apollo ST Management”), (xxxiii) Apollo ST Operating LP (“ST Operating”), (xxxiv) Apollo ST Capital LLC (“ST Capital”), (xxxv) Stone Tower CDO II Ltd. (“Stone Tower CDO”), (xxxvi) Apollo ST Debt Advisors LLC (“ST Debt Advisors”), “), (xxxvii) ST Management Holdings LLC (“ST Management Holdings”), (xxxviii) Apollo Capital Management, L.P. (“Capital Management”), (xxxix) Apollo Capital Management GP, LLC (“Capital Management GP”), (xl) Apollo Management Holdings, L.P. (“Management Holdings”), and (xli) Apollo Management Holdings GP, LLC (“Management Holdings GP”).

ACL Management serves as the investment manager of ACLF/Lyondell, and ACL Management GP serves as the general partner of ACL Management.  Capital Management serves as the sole member and manager of ACL Management GP.  ACLF Co-Investment Fund serves as the sole shareholder of

ACLF Co-Invest, and ACL Advisors serves as the general partner of ACLF Co-Investment Fund.  ACL Capital Management serves as the general partner of ACL Advisors.  Principal II serves as the sole member of ACL Capital Management, and Principal II GP serves as the general partner of Principal II.

LeverageSource Management serves as the investment manager of LeverageSource Series III.  Management VII serves as the sole member of LeverageSource Management.  AIF VII LLC serves as the general partner of Management VII.  Apollo Management serves as the sole member and manager of AIF VII LLC.

Sand Holdings is the sole shareholder of LS XI.  LS Holdings is the sole shareholder of Sand Holdings.  LeverageSource Holdings GP serves as the general partner of LS Holdings and as the investment manager for LeverageSource N.  LeverageSource LP serves as the sole member of LeverageSource Holdings GP.  Advisors VI (EH) and Advisors VII (EH) are each general partners of LeverageSource LP and have the authority to make decisions on behalf of LeverageSource LP related to the investment in the Issuer.  Advisors VI (EH-GP) serves as the general partner of Advisors VI (EH) and   Advisors VII (EH-GP) serves as the general partner of Advisors VII (EH).  Principal III serves as the sole shareholder of Advisors VI (EH-GP) and Advisors VII (EH-GP), and Principal III GP serves as the general partner of Principal III.

Apollo Europe serves as the investment manager of AIE Eurolux.  AEM GP serves as the general partner of Apollo Europe, and Capital Management serves as the sole member and manager of AEM GP.

Apollo ST Management serves as the investment manager for Apollo CF I.  ST Operating is the sole member of Apollo ST Management.  The general partner of ST Operating is ST Capital.  ST Debt Advisors serves as the investment manager of Stone Tower CDO.  ST Management Holdings is the sole member of ST Capital and of ST Debt Advisors.  Capital Management is the sole member of ST Management Holdings.  Capital Management GP serves as the general partner of Capital Management.  Management GP serves as the general partner of Apollo Management.  Management Holdings serves as the sole member and manager of Capital Management GP, Management GP and International GP.  Management Holdings GP serves as the general partner of Management Holdings.

ACLF/Lyondell, ACL Management, ACL Management GP, ACLF Co-Invest, ACLF Co-Investment Fund, ACL Advisors, ACL Capital Management, Principal II, Principal II GP, LeverageSource Series III, LeverageSource Management, Management VII, AIF VII LLC, Apollo Management, Management GP, LeverageSource N, LS XI, LeverageSource Holdings GP, LeverageSource LP, Advisors VI (EH), Advisors VI (EH-GP), Advisors VII (EH), Advisors VII (EH-GP), Principal III, Principal III GP, AIE Eurolux, Apollo Europe, AEM GP, Capital Management, Capital Management GP, Sand Holdings, LS Holdings, Apollo CF I, Stone Tower CDO, Apollo ST Management, ST Operating, ST Capital, ST Debt Advisors, ST Management Holdings, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office for each of ACLF/Lyondell, ACLF Co-Invest, LeverageSource Series III, AIE Eurolux, LS XI and Sand Holdings is 44, Avenue John F. Kennedy, L-1885, Luxembourg.  The principal office for each of LeverageSource N, LeverageSource LP, Advisors VI (EH), Advisors VI (EH-GP), Advisors VII (EH), Advisors VII (EH-GP), Principal III and Principal III GP is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal office for each of Apollo CF I and Stone Tower CDO is c/o Deutsche Bank (Cayman) Limited, Boundary Hall, Cricket Square, P.O. Box 1984, George Town, Grand Cayman KY1-1104, Cayman Islands.  The principal office for each of ACLF Co-Investment Fund, ACL Advisors, ACL Management, ACL Management GP, Principal II, Principal II GP, LeverageSource Management, LS Holdings and LeverageSource Holdings GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office for each of ACL Capital Management, Apollo Europe, AEM GP, ST Management, ST Debt Advisors, ST Operating, ST Capital, ST Management Holdings, Management VII, AIF VII LLC, Apollo Management, Management GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
ACLF/Lyondell, ACLF Co-Invest, LeverageSource Series III, AIE Eurolux, LS XI and Sand Holdings are Luxembourg private limited liability companies.  ACLF Co-Investment Fund is an Alberta limited partnership.  LeverageSource N, LeverageSource LP, Advisors VI (EH), Advisors VII (EH) and Principal III are exempted limited partnerships registered in the Cayman Islands.  Advisors VI (EH-GP), Advisors VII (EH-GP) and Principal III GP are exempted companies incorporated in the Cayman Islands with limited liability.  Apollo CF I and Stone Tower CDO are companies incorporated under the laws of the Cayman Islands.  ACL Management, ACL Advisors, Principal II, Management VII, Apollo Management, LS Holdings, Apollo Europe, ST Operating, Capital Management and Management Holdings are Delaware limited partnerships.  ACL Management GP, ACL Capital Management, Principal II GP, LeverageSource Management, AIF VII LLC, AEM GP, Management GP, LeverageSource Holdings GP, Apollo ST Management, ST Capital, ST Debt Advisors, ST Management Holdings, Capital Management GP and Management Holdings GP are Delaware limited liability companies.

	(d)	Title of Class of Securities Ordinary shares, par value €0.04 (the “Ordinary Shares”)
	(e)	CUSIP Number N53745100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:
		ACLF/Lyondell:	0 Ordinary Shares
		ACL Management:	0 Ordinary Shares
		ACL Management GP:	0 Ordinary Shares
		ACLF Co-Invest:	0 Ordinary Shares
		ACLF Co-Investment Fund:	0 Ordinary Shares
		ACL Advisors:	0 Ordinary Shares
		ACL Capital Management:	0 Ordinary Shares
		Principal II:	0 Ordinary Shares
		Principal II GP:	0 Ordinary Shares
		LeverageSource Series III:	0 Ordinary Shares
		LeverageSource Management:	0 Ordinary Shares
		Management VII:	0 Ordinary Shares
		AIF VII LLC:	0 Ordinary Shares
		Apollo Management:	0 Ordinary Shares
		Management GP:	0 Ordinary Shares
		LeverageSource N:	0 Ordinary Shares
		LS XI:	0 Ordinary Shares
		Sand Holdings:	0 Ordinary Shares
		LS Holdings:	0 Ordinary Shares
		LeverageSource Holdings GP:	0 Ordinary Shares
		LeverageSource LP:	0 Ordinary Shares
		Advisors VI (EH):	0 Ordinary Shares
		Advisors VII (EH):	0 Ordinary Shares
		Advisors VI (EH-GP):	0 Ordinary Shares
		Advisors VII (EH-GP):	0 Ordinary Shares
		Principal III:	0 Ordinary Shares
		Principal III GP:	0 Ordinary Shares
		AIE Eurolux:	0 Ordinary Shares
		Apollo Europe:	0 Ordinary Shares
		AEM GP:	0 Ordinary Shares
		Apollo CF I:	0 Ordinary Shares
		Apollo ST Management	0 Ordinary Shares
		ST Operating:	0 Ordinary Shares
		ST Capital:	0 Ordinary Shares
		Stone Tower CDO:	0 Ordinary Shares
		ST Debt Advisors:	0 Ordinary Shares
		ST Management Holdings:	0 Ordinary Shares
		Capital Management:	0 Ordinary Shares
		Capital Management GP:	0 Ordinary Shares
		Management Holdings:	956 Ordinary Shares
		Management Holdings GP:	956 Ordinary Shares

ACLF/Lyondell, ACLF Co-Invest, ACLF CO-Investment Fund, LeverageSource Series III, LeverageSource N, LS XI, LS Holdings, AIE Eurolux, Apollo CF I, Stone Tower CDO, ACL Management, ACL Management GP, ACL Advisors, ACL Capital Management, Principal II, Principal II GP, LeverageSource Management, Management VII, AIF VII LLC, Apollo Management, Management GP, LeverageSource Holdings GP,

LeverageSource LP, Advisors VI (EH), Advisors VI (EH-GP), Advisors VII (EH), Advisors VII (EH-GP), Principal III, Principal III GP, Apollo Europe, AEM GP, Sand Holdings, Apollo ST Management, ST Operating, ST Capital, ST Debt Advisors, ST Management Holdings, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, the managers of Principal II GP and the directors of Principal III GP, disclaim beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	ACLF/Lyondell:	0%
	ACL Management:	0%
	ACL Management GP:	0%
	ACLF Co-Invest:	0%
	ACLF Co-Investment Fund:	0%
	ACL Advisors:	0%
	ACL Capital Management:	0%
	Principal II:	0%
	Principal II GP:	0%
	LeverageSource Series III:	0%
	LeverageSource Management:	0%
	Management VII:	0%
	AIF VII LLC:	0%
	Apollo Management:	0%
	Management GP:	0%
	LeverageSource N:	0%
	LS XI:	0%
	Sand Holdings:	0%
	LS Holdings:	0%
	LeverageSource Holdings GP:	0%
	LeverageSource LP:	0%
	Advisors VI (EH):	0%
	Advisors VII (EH):	0%
	Advisors VI (EH-GP):	0%
	Advisors VII (EH-GP):	0%
	Principal III:	0%
	Principal III GP:	0%
	AIE Eurolux:	0%
	Apollo Europe:	0%
	AEM GP:	0%
	Apollo CF I:	0%
	Apollo ST Management	0%
	ST Operating:	0%
	ST Capital:	0%
	Stone Tower CD:	0%
	ST Debt Advisors:	0%
	ST Management Holdings:	0%

	Capital Management:	0%
	Capital Management GP:	0%
	Management Holdings:	0.0%
	Management Holdings GP:	0.0%

The percentage amounts are based upon 552,972,029 shares of Ordinary Shares outstanding as of October 30, 2013, as reported by the Issuer in the Rule 424(b)(7) Prospectus Supplement filed with the Securities and Exchange Commission on November 4, 2013.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:
	ACLF/Lyondell:	0 Ordinary Shares
	ACL Management:	0 Ordinary Shares
	ACL Management GP:	0 Ordinary Shares
	ACLF Co-Invest:	0 Ordinary Shares
	ACLF Co-Investment Fund:	0 Ordinary Shares
	ACL Advisors:	0 Ordinary Shares
	ACL Capital Management:	0 Ordinary Shares
	Principal II:	0 Ordinary Shares
	Principal II GP:	0 Ordinary Shares
	LeverageSource Series III:	0 Ordinary Shares
	LeverageSource Management:	0 Ordinary Shares
	Management VII:	0 Ordinary Shares
	AIF VII LLC:	0 Ordinary Shares
	Apollo Management:	0 Ordinary Shares
	Management GP:	0 Ordinary Shares
	LeverageSource N:	0 Ordinary Shares
	LS XI:	0 Ordinary Shares
	Sand Holdings:	0 Ordinary Shares
	LS Holdings:	0 Ordinary Shares
	LeverageSource Holdings GP:	0 Ordinary Shares
	LeverageSource LP:	0 Ordinary Shares
	Advisors VI (EH):	0 Ordinary Shares
	Advisors VII (EH):	0 Ordinary Shares
	Advisors VI (EH-GP):	0 Ordinary Shares
	Advisors VII (EH-GP):	0 Ordinary Shares
	Principal III:	0 Ordinary Shares
	Principal III GP:	0 Ordinary Shares
	AIE Eurolux:	0 Ordinary Shares
	Apollo Europe:	0 Ordinary Shares
	AEM GP:	0 Ordinary Shares
	Apollo CF I:	0 Ordinary Shares
	Apollo ST Management	0 Ordinary Shares
	ST Operating:	0 Ordinary Shares
	ST Capital:	0 Ordinary Shares
	Stone Tower CDO:	0 Ordinary Shares

	ST Debt Advisors:	0 Ordinary Shares
	ST Management Holdings:	0 Ordinary Shares
	Capital Management:	0 Ordinary Shares
	Capital Management GP:	0 Ordinary Shares
	Management Holdings:	956 Ordinary Shares
	Management Holdings GP:	956 Ordinary Shares
(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
(iv)	Shared power to dispose or to direct the disposition of:
	ACLF/Lyondell:	0 Ordinary Shares
	ACL Management:	0 Ordinary Shares
	ACL Management GP:	0 Ordinary Shares
	ACLF Co-Invest:	0 Ordinary Shares
	ACLF Co-Investment Fund:	0 Ordinary Shares
	ACL Advisors:	0 Ordinary Shares
	ACL Capital Management:	0 Ordinary Shares
	Principal II:	0 Ordinary Shares
	Principal II GP:	0 Ordinary Shares
	LeverageSource Series III:	0 Ordinary Shares
	LeverageSource Management:	0 Ordinary Shares
	Management VII:	0 Ordinary Shares
	AIF VII LLC:	0 Ordinary Shares
	Apollo Management:	0 Ordinary Shares
	Management GP:	0 Ordinary Shares
	LeverageSource N:	0 Ordinary Shares
	LS XI:	0 Ordinary Shares
	Sand Holdings:	0 Ordinary Shares
	LS Holdings:	0 Ordinary Shares
	LeverageSource Holdings GP:	0 Ordinary Shares
	LeverageSource LP:	0 Ordinary Shares
	Advisors VI (EH):	0 Ordinary Shares
	Advisors VII (EH):	0 Ordinary Shares
	Advisors VI (EH-GP):	0 Ordinary Shares
	Advisors VII (EH-GP):	0 Ordinary Shares
	Principal III:	0 Ordinary Shares
	Principal III GP:	0 Ordinary Shares
	AIE Eurolux:	0 Ordinary Shares
	Apollo Europe:	0 Ordinary Shares
	AEM GP:	0 Ordinary Shares
	Apollo CF I:	0 Ordinary Shares
	Apollo ST Management	0 Ordinary Shares
	ST Operating:	0 Ordinary Shares
	ST Capital:	0 Ordinary Shares
	Stone Tower CDO:	0 Ordinary Shares
	ST Debt Advisors:	0 Ordinary Shares
	ST Management Holdings:	0 Ordinary Shares
	Capital Management:	0 Ordinary Shares
	Capital Management GP:	0 Ordinary Shares
	Management Holdings:	956 Ordinary Shares

	Management Holdings GP:	956 Ordinary Shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2014
ACLF/LYONDELL S.À.R.L.

	By:	Apollo Credit Liquidity Management, L.P.
its investment manager

	By:	Apollo Credit Liquidity Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO CREDIT LIQUIDITY MANAGEMENT, L.P.

	By:	Apollo Credit Liquidity Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO CREDIT LIQUIDITY MANAGEMENT GP, LLC

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

ACLF CO-INVEST/LYONDELL S.À.R.L.

By:	ACLF Co-Investment Fund, L.P.
its sole shareholder

By:	Apollo Credit Liquidity Advisors, L.P.
its general partner

By:	Apollo Credit Liquidity Capital Management, LLC its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

ACLF CO-INVESTMENT FUND, L.P.

By:	Apollo Credit Liquidity Advisors, L.P.
its general partner

By:	Apollo Credit Liquidity Capital Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO CREDIT LIQUIDITY ADVISORS, L.P.

By:	Apollo Credit Liquidity Capital Management, LLC
its general partner:

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CREDIT LIQUIDITY CAPITAL MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	Apollo Principal Holdings II GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

LEVERAGESOURCE HOLDINGS SERIES III (LUX) S.À.R.L.

By:	LeverageSource Management, LLC
its investment manager

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

LEVERAGESOURCE MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC
its general partner

By: /s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

LEVERAGESOURCE XI (N), L.P.

By:	LeverageSource Holdings GP, LLC
its investment manager

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

LEVERAGESOURCE XI S.À.R.L.

By:	Sand Holdings S.à.r.l.
its sole shareholder

By:	LeverageSource Holdings, L.P.
its sole shareholder

	By:	LeverageSource Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

SAND HOLDINGS S.À.R.L.

By:	LeverageSource Holdings, L.P.
its sole shareholder

By:	LeverageSource Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

LEVERAGESOURCE HOLDINGS, L.P.

By:	LeverageSource Holdings GP, LLC
its general partner

By:		/s/ Laurie D. Medley
Name:		Laurie D. Medley
Title:		Vice President

LEVERAGESOURCE HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

LEVERAGESOURCE, L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

By:	Apollo Advisors VII (EH), L.P.
its general partner

By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO ADVISORS VI (EH), L.P.

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

By: /s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO ADVISORS VI (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO ADVISORS VII (EH), L.P.

By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

By: /s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO ADVISORS VII (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIE EUROLUX S.À.R.L.

By:	Apollo Europe Management, L.P.
its investment manager

By:	AEM GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO EUROPE MANAGEMENT, L.P.

By:	AEM GP, LLC
its general partner

By:		/s/ Laurie D. Medley
Name:		Laurie D. Medley
Title:		Vice President

AEM GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CREDIT FUNDING I LTD.

By:	Apollo ST Fund Management LLC
its investment manager

By:		/s/ Laurie D. Medley
Name:		Laurie D. Medley
Title:		Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

STONE TOWER CDO II LTD.

By:	Apollo ST Debt Advisors LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO ST DEBT ADVISORS LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President